Exhibit 11 - Opinion and Consent of Counsel as to Legality of Securities Being Registered

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April 14, 2016
Midas Series Trust
11 Hanover Square
New York, NY 10005
Ladies and Gentlemen:
We have acted as counsel to Midas Series Trust, a Delaware statutory trust (the "Trust"), in connection with the preparation of the Trust's registration statement on Form N-14 (Registration No. 333-209306) (the "Registration Statement") as initially filed with the Securities and Exchange Commission (the "SEC") on February 1, 2016, and as amended on March 2, 2016 and April 14, 2016, registering an indefinite number of shares of beneficial interest, no par value (the "Shares"), of Midas Fund, a series of the Trust, under the Securities Act of 1933, as amended (the "1933 Act").  The Registration Statement relates to the proposed reorganization of Midas Perpetual Portfolio, a series of the Trust, with and into Midas Fund pursuant to an agreement and plan of reorganization (the "Agreement").
For purposes of rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:  (i) the Registration Statement (including the proxy statement/prospectus and form of Agreement contained therein); (ii) the Trust's Certificate of Trust, Amended Trust Instrument, and Amended and Restated By-Laws, each as in effect on the date hereof (collectively, the "Governing Documents"); (iii) certain resolutions of the Trust's Board of Trustees; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have relied on a certificate of an officer of the Trust.
For purposes of rendering this opinion, we have assumed that:  (a) the Registration Statement is effective; (b) the issuance of the Shares will be conducted in accordance with the terms of the Agreement and in compliance with applicable prospectus delivery requirements and state securities laws; (c) the Shares will be issued in accordance with the Trust's Governing Documents and resolutions of the Trust's Board of Trustees relating to the authorization and issuance of the Shares; and (d) the Shares will be issued for consideration based upon net asset value on the date of issuance and all consideration for such Shares will actually be received by the Trust. We have also assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Trust when issued under the terms of the Agreement.
The opinion expressed herein is based upon the facts in existence and the laws in effect on the date hereof and is limited to the Delaware Statutory Trust Act (other than conflict of law rules) and the provisions of the U.S. federal securities laws that are normally applicable to the issuance of shares by registered open-end investment companies.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.
We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not thereby admit that we are experts with respect to any part of the Registration Statement or within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC promulgated thereunder.
Very truly yours,

/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.